Exhibit (a)(1)(xv)

TENDER INSTRUCTION FORM

CVS CORPORATION 1999 EMPLOYEE STOCK PURCHASE PLAN

BEFORE SUBMITTING YOUR INSTRUCTIONS, YOU SHOULD CAREFULLY READ THE

ACCOMPANYING OFFER DOCUMENTS AND ALL OTHER ENCLOSED MATERIALS.

Participant name and address	Control Number

As a participant in the CVS Corporation 1999 Employee Stock Purchase Plan (the “Plan”) you may instruct Mellon Investor Services LLC as administrator (the “Administrator”) of the Plan, to tender all or some of the CVS/Caremark Corporation common shares that you hold in the plan that are eligible for sale pursuant to the terms of the Plan (“Eligible Shares”) .

If you choose to tender any Eligible Shares, you may instruct the Administrator by marking, dating and signing this Tender Instruction Form and mailing it promptly to the Independent Plan Tabulator using the enclosed, postage-paid envelope. To be included in the tabulation, your instruction must be received by the Independent Plan Tabulator no later than 4:00 p.m. Eastern Time, on Thursday, April 19, 2007, which is three business days before the Expiration Date, unless the offer is extended. Alternatively, you may enter your instructions by visiting the following website, https://www.tabulationsplus.com/cvse. You can also make your election by phone by calling 1-866-883-2404, and following the prompts. You will be asked to enter the above Control Number if you choose to tender by web or phone.

Check ONE box below:

☐	TENDER ALL Eligible Shares of CVS/Caremark Corporation common stock credited to my Plan account.

☐	TENDER % of Eligible Shares of CVS/Caremark Corporation common stock credited to my Plan account (please write-in the percent of shares you choose to tender in whole percentages only (1%—99%))

I acknowledge receipt of the Offer to Purchase.

, 2007
Signature	Date